UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2014 (August 27, 2014)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2014, our board of directors, upon recommendation of the Remuneration Committee, increased the annual base salary of Dr. Serge Belamant, our chairman and chief executive officer, Herman Kotze, our chief financial officer, and Mr. Nitin Soma, our senior vice president of information technology, by approximately 4% to $975,000, $516,000 and $315,000, respectively. The increase in annual base salary in each case was effective July 1, 2014. The board also adopted a cash incentive award plan for fiscal 2015 for Dr. Belamant and Mr. Kotze.

Cash Incentive Award Plan for Fiscal 2015

Under the cash incentive award plan, each of Dr. Belamant and Mr. Kotze will be eligible to earn a cash incentive award based on the Company’s fiscal 2015 financial performance and his individual contribution toward the achievement of certain objectives described under “Qualitative Portion of the Cash Incentive Award Plan” below. The terms of the cash incentive award plan are not contained in a formal written document, but are summarized below.

The cash incentive award plan provides for a target level cash incentive award of 100% of the executive’s annual base salary for fiscal 2015, 70% of which will be based on our fiscal 2015 financial performance and 30% of which will be based on qualitative factors. The quantitative portion of the award provides for threshold, target and maximum percentages of the executive’s base salary multiplied by 0.70. The qualitative portion of the award is limited to 100% of the executive’s base salary multiplied by 0.30.

Quantitative Portion of the Cash Incentive Award Plan

Each of Dr. Belamant and Mr. Kotze will be entitled to receive an amount equal to 70% of his annual base salary (the “Target Quantitative Award”) if we achieve fundamental diluted earnings per share (“Fundamental EPS”) of $2.10 for fiscal 2015. At other levels of Fundamental EPS, each of Dr. Belamant and Mr. Kotze will receive the following percentages of the Target Quantitative Award:

  At or below $1.90(threshold)—0%
  $2.10 (target)—100%
  $2.30 or above (maximum)—200% for Dr. Belamant and 150% for Mr. Kotze
  Fundamental EPS above $1.90 and below $2.30 will be interpolated relative to the $2.10 target on a linear basis.

Fundamental EPS will be measured in U.S. dollars as our earnings per share determined in accordance with U.S. generally accepted accounting principles, as adjusted to exclude the effects related to (i) amortization of intangible assets (net of deferred taxes) and acquisition-related costs; (ii) stock-based compensation charges and (iii) other items that the Remuneration Committee may determine in its discretion to be appropriate (for example, accounting changes and one-time or unusual items).

Qualitative Portion of the Cash Incentive Award Plan

Each of Dr. Belamant and Mr. Kotze is entitled to receive up to 30% of his annual base salary based on his contribution toward the enhancing shareholder value through:

  corporate action and mitigation of regulatory issues;
  implementation of the strategic and operating plans; and
  acquisitions and new business initiatives resulting in new revenue streams.

The Remuneration Committee may award between 0% and 100% of 30% of the executive’s annual base salary, based on its assessment of progress against these objectives.

Tables Illustrating Potential Payments Under Cash Incentive Award Plan

Based on Dr. Belamant’s current annual base salary of $975,000, the table below illustrates the potential amounts that could be payable to him under the cash incentive award plan upon achievement of various levels of Fundamental EPS in respect of the quantitative portion of the plan and assuming the full award is made in respect of the qualitative portion of the plan. The maximum award payable to Dr. Belamant under the cash incentive award plan is $1,657,500.

	Quantitative Portion		Qualitative Portion	Total
	Fundamental EPS ($)	Amount Payable ($)	($)	($)
Threshold	1.90 or below	-	292,500	292,500
Target	2.10	682,500	292,500	975,000
Maximum	2.30 or above	1,365,000	292,500	1,657,500

Based on Mr. Kotze’s current annual base salary of $516,000, the table below illustrates the potential amounts that could be payable to him under the cash incentive award plan upon achievement of various levels of Fundamental EPS in respect of the quantitative portion of the plan and assuming the full award is made in respect of the qualitative portion of the plan. The maximum award payable to Mr. Kotze is $696,600.

	Quantitative Portion		Qualitative Portion	Total
	Fundamental EPS ($)	Amount Payable ($)	($)	($)
Threshold	1.90 or below	-	154,800	154,800
Target	2.10	361,200	154,800	516,000
Maximum	2.30 or above	541,800	154,800	696,600

Grant of Restricted Stock

On August 27, 2014, our board of directors, upon the recommendation of the Remuneration Committee, awarded 83,448 and 44,178 shares of restricted stock to Dr. Belamant and Mr. Kotze, respectively. The number of shares subject to the award was determined by dividing the recipient’s annual salary for 2015 by $11.23, the closing price of our common stock on the Nasdaq Global Select Market (“Nasdaq”) on August 27, 2014.

The awards of restricted stock will vest in full only on the date , if any, the following conditions are satisfied: (1) the closing price of our common stock equals or exceeds $19.41 (subject to appropriate adjustment for any stock split or stock dividend) for a period of 30 consecutive trading days during a measurement period commencing on the date that we file our Annual Report on Form 10-K for the fiscal year ended 2017 and ending on December 31, 2017 and (2) the recipient is employed by us on a full-time basis when the condition in (1) is met. If both of these conditions are not satisfied, then none of the shares of restricted stock will vest and they will be forfeited.

The $19.41 price target represents a 20% increase, compounded annually, in the price of our common stock on Nasdaq over the $11.23 closing price on August 27, 2014.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: August 29, 2014	By:	/s/ Serge Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer and Chairman of
the Board